Exhibit 99.2

[GRAPHIC APPEARS HERE]

For more information:
Mike Campbell, 816-842-8181
FOR IMMEDIATE RELEASE	investorrelations@inergyservices.com

Inergy, L.P. Declares Quarterly Cash Distribution

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Schedules Conference Call to Provide Update on Recent Events

Kansas City, MO (April 26, 2012) – The Board of Directors of Inergy GP, LLC, general partner of Inergy, L.P. (NYSE:NRGY) (NRGY), announced that it has declared the company’s quarterly cash distribution of $0.375 per limited partner unit ($1.50 annually) for the quarter ended March 31, 2012. The distribution will be paid on May 15, 2012, to unitholders of record as of May 8, 2012.

In a separate release this morning, Inergy announced that it has entered into an agreement to contribute its retail propane operations to Suburban Propane, L.P. (NYSE:SPH) (SPH) in exchange for approximately $1.8 billion. Under the terms of the agreement, which has been unanimously approved by NRGY’s Board of Directors, NRGY will receive $600 million in SPH common units, and SPH will offer to exchange NRGY’s outstanding senior notes for up to $1.0 billion of new SPH senior notes and $200 million in cash. Following the closing of the transaction, which is expected in the fourth fiscal quarter of 2012, NRGY has agreed to distribute 13.7 million of the SPH common units it receives, to NRGY unitholders following the registration of the units under federal securities laws.

“Inergy’s declared annual distribution of $1.50 per unit, based upon expected cash earnings generated from the businesses we own and operate today, including the cash flow from our investment in NRGM provides our unitholders with ample total unit coverage,” said John Sherman, President and CEO of Inergy. “Furthermore, the new distribution combined with a strengthening balance sheet, position us to return the partnership to growth in distributable cash flow over time.”

Inergy will host a live conference call and internet webcast today April 26, 2012, at 1:00 p.m. Central Time to discuss the retail propane transaction, provide an update on its business outlook and discuss its business strategy. A presentation regarding this transaction and Inergy’s business outlook will be made available prior to the call and can be accessed on Inergy’s website, www.inergylp.com. The call-in number for the live conference call is 1-877-405-3427, and the conference name is Inergy. The live internet webcast and the replay can be accessed on Inergy’s website, www.inergylp.com. A digital recording of the call will be available for one week following the call by dialing 1-855-859-2056 and entering the pass code 75951550.

Separately, Inergy plans to release its fiscal 2012 second quarter earnings on May 3, 2012. Inergy will host a live conference call and internet webcast on May 3, 2012 at 11:00 a.m. Central Time to discuss the results of operations for the quarter ended May 3, 2012. The call-in number for the earnings call is 1-877-405-3427, and the conference name is Inergy. The live internet webcast and the replay can be accessed on Inergy’s website, www.inergylp.com. A digital recording of the call will be available for one week following the call by dialing 1-855-859-2056 and entering the pass code 75954528.

About Inergy, L.P.

Inergy, L.P., headquartered in Kansas City, Missouri, is a publicly traded master limited partnership. Inergy’s operations include the retail marketing, sale, and distribution of propane to residential, commercial, industrial, and agricultural customers from customer service centers throughout the United States. The company also operates a natural gas storage business in Texas and an NGL supply logistics, transportation, and wholesale marketing business that serves customers in the United States and Canada. Through its general partner interest and majority equity ownership interest in Inergy Midstream, L.P. (NYSE:NRGM), Inergy is also engaged in the development and operation of natural gas and NGL storage and transportation business in the Northeast region of the United States.

About Inergy Midstream, L.P.

Inergy Midstream, L.P., headquartered in Kansas City, Missouri, is a master limited partnership engaged in the development and operation of natural gas and NGL storage and transportation assets. Our assets are located in the Northeast region of the United States.

This press release may include certain statements concerning expectations for the future that are forward-looking statements as defined by federal law. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. Among those is the risk that the conditions to closing the transaction are not met or that the anticipated benefits from the proposed transaction cannot be fully realized. Should one or more of these risks or uncertainties materialize or any underlying assumption proves incorrect, actual results may vary materially from those anticipated, estimated, or projected. Among the key factors that could cause actual results to differ materially from those referred to in the forward-looking statements are: weather conditions that vary significantly from historically normal conditions; the general level of petroleum product demand and the availability of propane supplies; the price of propane to the consumer compared to the price of alternative and competing fuels; the demand for high deliverability natural gas storage capacity in the Northeast; our ability to successfully implement our business plan, including the placement of our expansion projects in-service in a timely manner; the outcome of rate decisions levied by the Federal Energy Regulatory Commission; our ability to generate available cash for distribution to unitholders; and the costs and effects of legal, regulatory, and administrative proceedings against us or which may be brought against us. These and other risks and assumptions are described in Inergy’s annual reports on Form 10-K and other reports that are available from the United States Securities and Exchange Commission. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s view only as of the date made. We undertake no obligation to update any forward-looking statement, except as otherwise required by law.

Corporate news, unit prices, and additional information about Inergy, including reports from the United States Securities and Exchange Commission, are available on the company’s website, www.inergylp.com. For more information, contact Mike Campbell in Inergy’s Investor Relations Department at 816-842-8181 or via e-mail at investorrelations@inergyservices.com.

This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat one hundred percent of Inergy’s distributions to foreign investors as being attributable to income that is effectively connected with a United States trade or business. Accordingly, Inergy’s distributions to foreign investors are subject to federal income tax withholding at the highest applicable effective tax rate.

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